Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-257332, 333-257333, and 333-258776 on Form S-8 of our report dated May 27, 2022, relating to the financial statements of Doximity, Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2022.
/s/ Deloitte & Touche LLP
San Francisco, California
May 27, 2022